Exhibit 99.2

AIRGAIN, INC.

Unaudited Pro Forma Financial Statements

December 31, 2016 and 2015

Airgain, Inc.

Airgain, Inc.

Unaudited Pro Forma Financial Statements

On April 27, 2017, Airgain, Inc. (the “Company”) acquired substantially all the assets of Antenna Plus, LLC (“Antenna Plus”).

The following unaudited pro forma balance sheet and unaudited pro forma statement of operations of the Company are based on the historical financial statements of the Company and the historical financial statements of Antenna Plus after giving effect to the acquisition and after applying the assumptions and adjustments described in the accompanying notes to these unaudited pro forma financial statements.  The unaudited pro forma balance sheet gives effect to the acquisition as if it had occurred on December 31, 2016.  The unaudited pro forma statement of operations gives effect to the acquisition as if it had occurred on January 1, 2016.

The unaudited pro forma financial statements, including the notes thereto, should be read in conjunction with the historical financial statement of the Company, and the notes thereto, included in the Company’s annual report on Form 10-K for the year ended December 31, 2016 filed with the U.S. Securities and Exchange Commission, and the historical financial statements of Antenna Plus and the notes thereto, for the year ended December 31, 2016, filed herewith and included as Exhibit 99.1 to this current report Form 8-K/A.

The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of the results that actually would have been realized had the transaction occurred on January 1, 2016, nor do they purport to project the Company’s results of operations for any future period.

Airgain, Inc.

Unaudited Pro Forma Balance Sheet

As of December 31, 2016

	Airgain, Inc.	Antenna Plus, LLC Historical	Pro Forma Adjustments	Notes	Antenna Plus, Inc. Pro Forma	Airgain, Inc. Pro Forma

Assets
Current assets:
Cash and cash equivalents	$45,161,403	$1,534,044	$(7,917,544)	(c)	$(6,383,500)	$38,777,903
Trade accounts receivable, net	5,154,996	416,460	167,930	(d)	584,390	5,739,386
Inventory	146,815	514,509	(81,739)	(d)	432,770	579,585
Prepaid expenses and other current assets	349,550	7,640	(7,640)	(f)	—	349,550
Total current assets	50,812,764	2,472,653	(7,838,993)		(5,366,340)	45,446,424
Property and equipment, net	807,086	282,510	120,448	(a)	402,958	1,210,044
Goodwill	1,249,956	—	1,385,261	(e)	1,385,261	2,635,217
Customer relationships, net	2,822,918	—	1,440,000	(b)	1,440,000	4,262,918
Assembled workforce, net	—	—	1,340,000	(b)	1,340,000	1,340,000
Intangible assets, net	286,719	—	920,000	(b)	920,000	1,206,719
Other assets	84,060	—	—		—	84,060
Total assets	$56,063,503	$2,755,163	$(2,633,284)		$121,879	$56,185,382
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,949,005	$181,328	$(59,449)	(d)	$121,879	$4,070,884
Accrued bonus	1,748,551	—	—		—	1,748,551
Accrued liabilities	1,072,242	123,341	(123,341)	(f)	—	1,072,242
Deferred purchase price	1,000,000	—	—		—	1,000,000
Current portion of long-term notes payable	1,388,563	—	—		—	1,388,563
Current portion of deferred rent obligation under operating lease	81,332	—	—		—	81,332
Total current liabilities	9,239,693	304,669	(182,790)		121,879	9,361,572
Long-term notes payable	1,333,333	—	—		—	1,333,333
Deferred tax liability	6,166	—	—		—	6,166
Deferred rent obligation under operating lease	451,909	—	—		—	451,909
Total liabilities	11,031,101	304,669	(182,790)		121,879	11,152,980
Stockholders' equity:
Common shares	928	—	—		—	928
Additional paid in capital	88,582,470	—	—		—	88,582,470
Accumulated deficit	(43,550,996)	—	—		—	(43,550,996)
Members’ equity	—	2,450,494	(2,450,494)	(f)	—	—
Total stockholders' equity	45,032,402	2,450,494	(2,450,494)		—	45,032,402
Commitments and contingencies
Total liabilities and stockholders’ equity	$56,063,503	$2,755,163	$(2,633,284)		$121,879	$56,185,382

See accompanying notes to unaudited pro forma financial statements

Airgain, Inc.

Unaudited Pro Forma Statement of Operations

For the Year Ended December 31, 2016

	Airgain, Inc.	Antenna Plus, LLC Historical	Pro Forma Adjustments	Notes	Antenna Plus, Inc. Pro Forma	Airgain, Inc. Pro Forma
Sales	$43,433,867	$7,506,906	$—		$7,506,906	$50,940,773
Cost of goods sold	24,156,792	3,392,527	78,000	(a)(b)	3,470,527	27,627,319
Gross profit	19,277,075	4,114,379	(78,000)		4,036,379	23,313,454
Operating expenses:
Research and development	5,622,132	300,225	—		300,225	5,922,357
Sales and marketing	5,670,625	775,180	—		775,180	6,445,805
General and administrative	4,532,151	1,690,584	589,200	(a)(b)	2,279,784	6,811,935
Total operating expenses	15,824,908	2,765,989	589,200		3,355,189	19,180,097
Income (loss) from operations	3,452,167	1,348,390	(667,200)		681,190	4,133,357
Other expense (income):
Interest income	(7,803)	(51)	—		(51)	(7,854)
Interest expense	178,371	—	—		—	178,371
Fair market value adjustment - warrants	(460,289)	—	—		—	(460,289)
Total other income	(289,721)	(51)	—		(51)	(289,772)
Income (loss) before income taxes	3,741,888	1,348,441	(667,200)		681,241	4,423,129
Provision for income taxes	8,181	—	1,458	(g)	1,458	9,639
Net (loss) income	3,733,707	1,348,441	(668,658)		679,783	4,413,490
Accretion of dividends on preferred convertible stock	(1,537,021)	—	—		—	(1,537,021)
Net income (loss) attributable to common stockholders	$2,196,686	$1,348,441	$(668,658)		$679,783	$2,876,469
Net income per share:
Basic	$0.65					$0.85
Diluted	$0.40					$0.53
Weighted average shares used in calculating income per share:
Basic	3,373,316					3,373,316
Diluted	4,667,503					5,616,936

See accompanying notes to unaudited pro forma financial statements

Airgain, Inc.

Notes to Unaudited Pro Forma Financial Statements

For the Year Ended December 31, 2016

(1)	Basis of presentation

The unaudited pro forma financial statements are based on the Company’s and Antenna Plus’s historical financial statements as adjusted to give effect to the acquisition of Antenna Plus. The unaudited pro forma statement of operations for the year ended December 31, 2016 gives effect to the Antenna Plus acquisition as if it had occurred on January 1, 2016.  The unaudited pro forma balance sheet as of December 31, 2016 gives effect to the Antenna Plus acquisition as if it had occurred on December 31, 2016.

(2)	Preliminary purchase price allocation

On April 27, 2017, the Company acquired Antenna Plus for total consideration of approximately $6.4 million in cash.  The unaudited pro forma financial statements includes various assumptions including those related to the preliminary purchase price allocation of the assets acquired and liabilities assumed of Antenna Plus based on management’s best estimates of fair value.  The final purchase price allocation may vary based on final appraisals, valuations and analyses of the fair value of the acquired assets and assumed liabilities.  Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following table shows the preliminary allocation of the purchase price for Antenna Plus to the acquired identifiable assets, liabilities assumed and pro forma goodwill:

Accounts receivable, net	$584,390
Inventory	432,770
Property and equipment, net	402,958
Intangible assets	3,700,000
Goodwill	1,385,261
Total assets	6,505,379
Accounts payable	121,879
Total purchase price	$6,383,500

(3)	Pro forma adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change.  The following adjustments have been reflected in the unaudited pro forma financial statements:

(a)

Reflects the preliminary fair value adjustment of $0.1 million to increase the basis in the acquired property, plant and equipment to an estimated fair value of $0.4 million. The fixed assets acquired include furniture and fixtures, machinery and equipment, office equipment and computers with estimated useful lives ranging from three to five years.  The fair value and useful life calculations are preliminary and subject to change after the Company finalizes its review of the specific types, nature, age, condition and location of Antenna Plus’s property, plant and equipment.  The following table summarizes the changes in the estimated depreciation expense:

For the Year Ended
December 31, 2016
Estimated depreciation expense	$84,146
Historical depreciation expense	179,613
Pro forma adjustments to depreciation expense	$(95,467)
(b)

Reflects the fair value adjustment of $3.7 million for intangible assets acquired with the acquisition.  The intangible assets acquired include developed technology, customer relationships, assembled workforce and trade name.  The estimated useful lives of the intangible assets range from three to ten years.  The fair value of identifiable intangible assets is determined primarily using the “income approach”, which requires a forecast of all the expected future cash flows.

The following table summarizes the estimated fair values of Antenna Plus’s identifiable intangible assets and their estimated useful lives:

	Estimated Fair Value	Estimated Useful Life in Years	For the Year ended December 31, 2016 Amortization Expense
Customer relationships	$1,440,000	10	$144,000
Developed technology	800,000	5	160,000
Trade name	120,000	10	12,000
Assembled workforce	1,340,000	3	446,667
	$3,700,000		$762,667

These preliminary estimates of fair value and estimated useful lives will likely differ from final amounts the Company will calculate after completing a detailed valuation analysis, and the difference could have a material impact on the accompanying unaudited pro forma financial statements.

(c)	Reflects the cash used to purchase the acquisition offset by working capital adjustments

(d)	Reflects adjustments to assets and liabilities assumed with the acquisition as shown in Note 2

(e)

Reflects the preliminary estimate of goodwill in the amount of $1.4 million, which represents the excess of the purchase price over the fair value of Antenna Plus’s identifiable assets acquired and liabilities assumed as shown in Note 2

(f)	Reflects the elimination of historical assets, liabilities and members’ equity that were not included in the acquisition

(g)	Reflects an adjustment to the provision for income taxes due to the acquisition
(4)	Receivership expenses

Fees paid to MCA Financial Group in the amount of $0.2 million for services as receiver over the Company, due to a dispute between the two members, that were included in the historical general and administrative expense of Antenna Plus have not been adjusted in the pro forma financial statements.